EXHIBIT 99.6

EQUINOX INTERNATIONAL INC.	NEWS
1266 Turner Street, Clearwater FL 33756 (800) 883-4247	EQNX

Contact:                 John Satino
Chief Executive Officer
800-883-4247
E-mail: jsatino@gmail.com

For Immediate Release	Wednesday, May 12, 2010

Equinox International Changes Name and Stock Symbol
upon Acquiring Innovative Medical Technology

CLEARWATER, FL – Equinox International (OTCBB: EQNX, the “Company”) has closed its purchase of medical biotechnology from Biostem US L.L.C., a Florida medical technology company, for a controlling interest in stock of the Company.  As a result, the Company has changed its name to BIOSTEM U.S. CORPORATION and its stock symbol is now BOSM.  “We are excited about the opportunity for growth offered by a transfer of our technology to a public company, and look forward to building extensive business development capabilities,” stated John Satino, the Company’s new CEO.  Director and new Chief Medical Officer, Dr. Michael Markou, will oversee Biostem’s medical services staff and also play a key role in the Company’s ongoing research projects.

About the Technology

Developed by research scientist John Satino and physician Michael Markou, of Clearwater, Florida, the proprietary Biostem technology and methods represent a new and improved approach to treating hair loss by utilizing a patient’s own stem cells and platelets.  The Company will actively market license and revenue sharing arrangements for its Biostem technology to hair loss clinics throughout the United States.

About the Company

EQNX has since inception been a development stage company with non-operating interests in two producing oil and gas wells in Alberta, Canada.  Those operations will be now be discontinued as the Company seeks to commercialize its acquired biotechnology.